Exhibit 10.8
COMPENSATION AND BENEFITS
FOR NON-EMPLOYEE DIRECTORS
As of February 6, 2025

The following summary of compensation and benefits for non-employee members of the Board of Directors as of the date set forth above will remain in place until amended or terminated by the Board of Directors.

I.Annual Cash Retainer and Deferred Stock Unit Award:

Upon election at the annual meeting, non-employee members of the Board of Directors (“Directors”) receive annual compensation comprised of an Annual Cash Retainer and an Annual Award of Deferred Stock Units (“DSUs”). The compensation arrangements for Directors are as follows:

	Total Combined Award	Annual Cash Retainer Award	Annual DSU Award
Base Compensation	$325,000	$130,000	$195,000

Directors serving in leadership roles on the Board and/or its committees receive the following awards in addition to Base Compensation:

	Total Additional Combined Award	Additional Annual Cash Retainer Award	Additional Annual DSUs
Lead Director	$60,000	$24,000	$36,000
Audit Chair	$35,000	$14,000	$21,000
Audit Members	$15,000	$6,000	$9,000
Compensation Chair	$30,000	$12,000	$18,000
Governance Chair	$30,000	$12,000	$18,000
Technology and Innovation Chair	$30,000	$12,000	$18,000

Directors serving in multiple leadership roles will receive the additional awards applicable to each role.

Directors elected after the Annual Meeting and on or before September 30 of a calendar year will receive 100% of the Base Compensation plus 100% of any additional awards for serving in leadership roles. Those joining after September 30 of a calendar year and prior to the next Annual Meeting will receive 50% of the Base Compensation plus 50% of any additional awards for serving in leadership roles.

A Director may elect to receive his or her entire Annual Cash Retainer Award as cash or in DSUs by making a timely election in accordance with the Board of Directors Deferred Stock Unit Plan (the “Plan”).

The total number of DSUs to be credited to a Director will be determined by dividing the Annual DSU Award (and, if elected by the Director, his or her cash retainer(s)) by the closing price of Carrier common stock on the applicable date. Fractional DSUs are credited to the Director’s account. All whole or partial DSUs are eligible for dividend equivalents equal to Carrier’s declared dividend and will be credited to a Director’s account as additional DSUs on the date the dividend is paid.

Upon retirement or termination from the Board, DSUs held in your account will be converted into shares of Carrier common stock and distributed to you, unless you elected 10 or 15 annual installments, in which case DSUs will be converted to shares of stock in accordance with the installment schedule. During the installment period, the value of your account will not be taxable until each installment distribution is received. In the event of your death before distribution, the full value of your account will be distributed to your estate unless a Beneficiary Designation form is on file. DSUs will be governed by the terms and conditions of the Plan.

II.Extra Meeting Fees:

In the event Directors are required to attend more than the regularly scheduled board and committee meetings in person in a given year, they will be paid $5,000 in cash for each such meeting. This amount may not be deferred.

III.Carrier Stock Ownership Guidelines:

To further encourage the alignment of Board and shareowner interests, the Plan requires that Directors own shares of Carrier common stock, DSUs or other share equivalents equal in aggregate value to at least five times the then applicable Annual Cash Retainer within five years of joining the Board.

IV.Matching Gift Program:

Each calendar year, Carrier will match, on a $1-for-$1 basis, contributions to qualifying arts, cultural, and educational institutions up to the maximum amount permitted under Carrier’s matching gift program (currently $25,000 per year).

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